Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For further information contact:

Investor Relations:

Marty Ketelaar

901.597.8847

Marty.Ketelaar@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

The ServiceMaster Company Reports Preliminary

First-Quarter 2012 Financial Results

•  First-quarter operating revenue increased 6.5% to $655 million

•  First-quarter operating income increased 130% to $55 million

•  First-quarter operating performance improved 32.5% to $101 million

•  Customer retention improved at TruGreen, Terminix, American Home Shield and Merry Maids

•  Refinanced $600 million of 10.75% senior notes with 8% senior notes in First Quarter

•  Amended and extended revolving credit facility to 2017

MEMPHIS, TENN, — May 10, 2012 — The ServiceMaster Company, one of the world’s largest residential and commercial service networks, today announced preliminary, unaudited first-quarter 2012 results, led by a 6.5 percent increase in operating revenue, to $655 million, and a 130 percent increase in operating income, to $55 million, compared to the same period in 2011. The company’s operating performance increased 32.5% to $101 million compared to the same period in 2011.

“I’m extremely pleased by our first-quarter results, which reflect the hard work and continued support of our teams to grow our business rapidly by transforming our customers’ experiences,” said ServiceMaster CEO Hank Mullany. “Not only did we show improved financial results during the quarter, but we also saw improvements in overall customer satisfaction and, as a result, customer retention.

“Although the first quarter constitutes only a small portion of our total year results, we’re certainly off to a strong start and making great strides in fulfilling our mission to simplify and improve the quality of our customers’ lives.”

	Three months ended March 31,
(In thousands)	2012	2011
Operating Revenue:
TruGreen	$131,111	$136,261
Terminix	311,419	284,156
American Home Shield	159,045	140,932
ServiceMaster Clean	31,945	32,832
Other Operations and Headquarters	21,169	20,490
Total Operating Revenue	$654,689	$614,671
Operating (Loss) Income:
TruGreen	$(14,322)	$(19,760)
Terminix	69,070	51,381
American Home Shield	27,828	13,157
ServiceMaster Clean	12,276	12,733
Other Operations and Headquarters	(40,100)	(33,666)
Total Operating Income	$54,752	$23,845
Operating Performance:
TruGreen	$(3,042)	$(10,392)
Terminix	90,439	72,577
American Home Shield	31,151	25,111
ServiceMaster Clean	13,526	14,151
Other Operations and Headquarters	(31,368)	(25,422)
Operating Performance	$100,706	$76,025

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations	$(331)	$2,547

Segment Review

The company is comprised of five reportable segments: TruGreen, Terminix, American Home Shield, ServiceMaster Clean and Other Operations and Headquarters, which includes the company’s Merry Maids and The ServiceMaster Acceptance Company Limited Partnership (“SMAC”) businesses.

The TruGreen segment provides residential and commercial lawn, tree and shrub care services. The Terminix segment provides termite and pest control services to residential and commercial customers and distributes pest control products. The American Home Shield segment provides home service contracts for household systems and appliances. The ServiceMaster Clean segment provides residential and commercial disaster restoration and cleaning services through franchises primarily under the ServiceMaster and ServiceMaster Clean brand names, on-site furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. The Other Operations and Headquarters segment includes the franchised and Company-owned operations of Merry Maids, which provides home cleaning services; SMAC, our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units; and the company’s headquarters operations, which provide various technology, marketing, finance, legal and other support services to the business units.

Preliminary First-Quarter Segment Information for Continuing Operations

TruGreen

TruGreen reported first-quarter operating revenue of $131 million, a decrease of 3.8 percent compared to first-quarter 2011 results. The decline in operating revenue was due to an 8.6 percent reduction in customer counts and the unfavorable timing of production. This was partially offset by a 5.9 percent increase in the average application price. The decline in customer counts was driven by a decrease in new unit sales, partially offset by a 100 basis point increase in the customer retention rate. TruGreen is continuing its efforts to reduce customer cancellations by focusing on a consistent service delivery and customer experience, an improved recovery program for problem lawns, reduced lawn specialist turnover and improved communication with customers.

Operating performance for the first quarter was a loss of $3 million, which represents an improvement of 71 percent, compared to first-quarter 2011 results. The improvement was primarily due to lower sales staffing and production labor efficiencies.  This was partially offset by the impact of lower operating revenue, increased branch and corporate overhead expense and higher fuel and fertilizer prices.

Terminix

Terminix reported first-quarter operating revenue of $311 million, an increase of 9.6 percent over first-quarter 2011 results. Pest control revenue increased 8 percent over first quarter 2011 results reflecting a 5.7 percent increase in pest control customer counts, a $2.7 million increase in other revenue (primarily bed bug services) and a 0.3 percent increase in average annual account value. The increase in pest control customer counts was driven by an increase in new unit sales, acquisitions and a 20 basis point increase in the customer retention rate. Termite revenue increased 10 percent over first quarter 2011 results, reflecting an 11 percent increase in new unit sales, the favorable timing of renewal revenue and a 2.6 percent increase in average price of new and renewal units.  This was partially offset by a 0.9 percent decline in average renewal customer counts.  Product distribution revenue increased $3.1 million in the first-quarter of 2012 over first-quarter 2011 results.

First-quarter operating performance was $90 million, an increase of 25 percent compared to first-quarter 2011 results. The improvement was primarily due to the impact of higher operating revenue, production labor efficiencies, a reduction in sales and marketing expense and termite damage claims, other cost reductions realized through ongoing initiatives and the favorable impact of acquiring assets in connection with exiting certain fleet leases. This improvement was partially offset by higher fuel prices.

American Home Shield

American Home Shield reported first quarter operating revenue of $159 million, an increase of 12.9 percent over first-quarter 2011 results. The increase in operating revenue was primarily the result of differences between years in the timing of contract claims, a 4.8 percent increase in average contract price and a 1.0 percent increase in average home service customer counts.  American Home Shield’s customer retention rate improved 160 basis points compared to the first quarter of 2011.

First-quarter operating performance was $31 million, an increase of 24 percent compared to first-quarter 2011 results. The increase was primarily due to higher operating revenue, a reduction in contract claims costs and sales and marketing expense and cost reductions realized through ongoing initiatives.  This improvement was partially offset by an increase in technology-related costs driven by a new customer relationship management system.

ServiceMaster Clean

ServiceMaster Clean reported first-quarter operating revenue of $32 million, a decrease of 2.7 percent over first-quarter 2011 results. The decline was driven by lower equipment and cleaning product sales to franchisees. This was partially offset by a 1.6 percent improvement in domestic royalty fees and a 14 percent improvement in janitorial national account sales.

First-quarter operating performance was $14 million, a decrease of 4 percent over first-quarter 2011 results. The decrease was primarily the result of lower operating revenue and an increase in support services related to ongoing initiatives to increase share in the commercial, fire remediation and janitorial market segments.

Other Operations and Headquarters

This segment includes the operations of Merry Maids, SMAC and the company’s headquarters functions. The segment reported a 3.3 percent increase in operating revenue for the first quarter of 2012 compared to the first quarter of 2011.

Merry Maids reported a 3.4 percent increase in operating revenue. The increase was due to a 0.6 percent increase in revenue from company-owned branches, a 10.5 percent increase in royalty fees and a 17.3 percent increase in product sales to franchisees. The increase in revenue from company-owned branches reflects a $1.2 million reduction in revenue driven by the sale of certain company-owned branches in 2011, more than offset by a 1.4 percent increase in average service price and, as adjusted for the branch sales in 2011, a 6.4 percent increase in average customer counts.  Merry Maids’ customer retention rate increased 740 basis points compared to the first quarter of 2011.

Merry Maids’ operating performance was $1.1 million, a decrease of $2.8 million when compared to first quarter 2011 results. The decrease primarily reflects a $4.2 million charge related to the write-off of software. This was partially offset by lower key executive transition charges of $0.6 million and the impact of higher operating revenue, improved labor efficiencies and cost reductions realized through ongoing initiatives.

The operating performance of SMAC and the company’s headquarters functions declined $3.2 million, or 10.8 percent, for the first quarter of 2012 compared to the first quarter of 2011. This decline reflects increased spending in our company’s centers of excellence to enhance capabilities and improve performance, as well as an increase in technology-related costs for payment card industry (PCI) standards compliance purposes, partially offset by lower key executive transition charges of $1.6 million.

Corporate Actions

In the first quarter of 2012, the company entered into an amendment of its syndicated revolving credit agreement, extending the maturity date for a portion of its credit facility until January 31, 2017. Under the amendment, the company has available borrowing capacity under its amended revolving credit facility of approximately $447 million through July 24, 2013, approximately $324 million of available borrowing capacity from July 25, 2013 through July 24, 2014 and approximately $265 million of available borrowing capacity from July 25, 2014 through January 31, 2017. Additionally, in February 2012, the company issued $600 million of its 8% Senior Notes maturing February 15, 2020. Proceeds from the issuance have been used to redeem $600 million of the company’s 10.75% Senior Notes.

Cash Flow

In the first quarter of 2012, net cash used for operating activities increased to $31.9 million compared to $9.3 million in the first quarter of 2011.  Net cash used for operating activities for the first quarter ended March 31, 2012 was comprised of a $36.7 million increase in cash used for working capital, $32.3 million in cash payments for the call premium on the redemption of the $600 million 10.75% Senior Notes and $3.4 million in cash payments for restructuring charges.  This was partially offset by $37.4 million in earnings adjusted for non-cash charges and $3 million in premiums received on the issuance of the 2020 Notes.  Net cash used for investing activities from continuing operations was $44.2 million in the first quarter of 2012 compared to $29.9 million for the first quarter ended March 31, 2011.  Net cash used for financing activities from continuing operations was $23.9 million for the first quarter of 2012 compared to $10.5 million for the quarter ended March 31, 2011.

First Quarter Earnings Conference Call

The company will discuss its strategic initiatives and first-quarter operating results during a webcast conference call at 7:30 a.m. central time today.  To participate on the conference call, interested parties should call 888.612.1053.  Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results and key performance indicators will also be available.  To participate via webcast and view the slide presentation, visit the company’s investor relations home page at www.servicemaster.com.

About ServiceMaster

With a global network of more than 6,900 company-owned, franchise and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential and commercial service networks. The company’s high-profile brands are TruGreen, Terminix, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 21,000 employees and a franchise network that independently employs over 31,000 additional people, the ServiceMaster family of brands serves more than 8.2 million customers every year and hold market-leading positions in residential and commercial lawn, tree and shrub care, termite and pest control, home warranties, furniture repair, home inspections, residential and commercial cleaning and disaster restoration. Go to www.servicemaster.com or twitter.com/ServiceMaster for more information about ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates,” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; fuel prices; growth strategies and/or expectations; expectations for enhancing American Home Shield’s ability to interact with customers through its new customer relationship management system; and customer retention.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in Item 1A — Risk Factors in Part I of the company’s Annual Report on  Form 10-K for the year ended December 31, 2011, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•                  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

•                  our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations and debt repurchases;

•                  changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates;

•                  our ability to secure sources of financing or other funding to allow for direct purchases or leasing of commercial vehicles, primarily for TruGreen and Terminix;

•                  changes in the source and intensity of competition in our market segments;

•                  our ability to attract and retain key personnel;

•                  weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and seasonality factors that affect the demand for, or our ability to provide, our services and the cost of our claims and services;

•                  higher commodity prices and lack of availability thereof, including, without limitation, fuel and chemicals (primarily at TruGreen and Terminix), which could impact our ability to provide our services and the profitability of our brands;

•                  increases in operating costs, such as higher insurance premiums, self-insurance costs and compensation and benefits costs, including, without limitation, costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•                  employee retention and labor shortages;

•                  epidemics, pandemics or other public health concerns or crises that could affect the demand for, or our ability to provide our services, resulting in a reduction in revenues;

•                  a continuation or change in general economic, financial and credit conditions in the United States and elsewhere (for example, any adverse developments in the global credit and financial markets due to the ongoing European debt crisis), especially as such may affect home sales, consumer or business liquidity, bank failures, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, changes in discount rates, mortgage foreclosures, and subprime credit dislocations;

•                  adverse economic conditions or other factors that would result in significant impairment charges to our goodwill and/or intangible assets;

•                  a failure of any insurance company that provides insurance or reinsurance to us or of third party contract partners, including counterparties to our fuel and interest rate swaps;

•                  changes in our services or products;

•                  existing and future governmental regulation and the enforcement thereof, including, without limitation, regulation relating to the environment; restricting or banning of telemarketing; door-to-door solicitation; direct mail or other marketing activities; Terminix’s termite inspection and protection plan; chemicals used in our businesses; or other legislation, regulation or interpretations impacting our business;

•                  laws and regulations relating to financial reform and the use of derivative instruments and any new regulations promulgated by the U.S. Consumer Financial Protection Bureau;

•                  the success of, and costs associated with, restructuring initiatives;

•                  the number, type, outcomes (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation;

•                  labor organizing activities at the company or its franchisees;

•                  risk of liabilities being passed through from our franchisees;

•                  risks associated with acquisitions, including, without limitation, acquired liabilities, retaining customers from businesses acquired, difficulties in integrating acquired businesses and achieving expected synergies therefrom;

•                  risks associated with dispositions, for example, post-closing claims being made against us, post-closing purchase price adjustments (including, without limitation, items related to working capital), disruption to our other businesses during the sale process or thereafter; credit risks associated with any buyer of such disposed businesses and our ability to collect funds due from any such buyer related to seller financings, licensing arrangements or transition services arrangements and surety bond guarantees;

•                  constraints associated with non-compete agreements or other restrictive covenants entered into by the Company, including, without limitation, in connection with business dispositions or strategic contracts and which may restrict our ability to conduct business in particular market segments or compete in particular geographic regions;

•                  risks associated with budget deficits at federal, state and local levels resulting from economic conditions, which could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses to generate more tax revenues;

•                  regulations imposed by several states related to our home service and insurance subsidiaries, including those limiting the amount of funds that can be paid to the company by its subsidiaries;

•                  changes in claims trends in our medical plan and our automobile, general liability and workers’ compensation program;

•                  significant disruptions, terminations or substandard performance of our outsourced services, including possible breaches by third party vendors of their agreements with us;

•                  the cost, timing, structuring or results of our business process outsourcing, including, without limitation, any current or future outsourcing (or insourcing) or restructuring of all or portions of our information technology, call center, certain human resource functions and other corporate functions, and risks associated with such outsourcing (or insourcing) or restructuring or transitioning from outsourcing providers to insourcing;

•                  implementation of upgrades to our information technology systems that are being undertaken, among other reasons, to enhance customer service; protect against theft of customer and corporate sensitive information; compliance with industry standards; and minimize disruptions in the Company’s operations; and

•                  other factors described from time to time in documents that we file with the Securities and Exchange Commission.

You should read this press release completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this press release, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands)

	Three months ended March 31,
	2012	2011
Operating Revenue	$654,689	$614,671

Operating Costs and Expenses:
Cost of services rendered and products sold	386,588	370,569
Selling and administrative expenses	191,370	191,305
Amortization expense	17,989	26,363
Restructuring charges	3,990	2,589
Total operating costs and expenses	599,937	590,826

Operating Income	54,752	23,845

Non-operating Expense (Income):
Interest expense	64,814	68,515
Interest and net investment income	(2,642)	(2,193)
Loss on extinguishment of debt	39,193	—
Other expense	174	175

Loss from Continuing Operations before Income Taxes	(46,787)	(42,652)
Benefit for income taxes	(17,681)	(17,357)

Loss from Continuing Operations	(29,106)	(25,295)

Loss from discontinued operations, net of income taxes	(924)	(21,101)
Net Loss	$(30,030)	$(46,396)

Total Comprehensive Loss	$(22,778)	$(35,198)

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Financial Position

(In thousands, except share data)

	As of March 31, 2012	As of December 31, 2011
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$227,542	$328,930
Marketable securities	36,511	12,026
Receivables, less allowance of $19,728 and $20,362, respectively	383,885	374,200
Inventories	63,921	59,643
Prepaid expenses and other assets	85,366	38,295
Deferred customer acquisition costs	47,672	30,403
Deferred taxes	89,610	90,609
Assets of discontinued operations	—	17
Total Current Assets	934,507	934,123
Property and Equipment:
At cost	565,656	541,817
Less: accumulated depreciation	(251,948)	(235,058)
Net property and equipment	313,708	306,759

Other Assets:
Goodwill	3,167,622	3,161,980
Intangible assets, primarily trade names, service marks and trademarks, net	2,527,950	2,543,539
Notes receivable	22,238	23,322
Long-term marketable securities	116,993	130,456
Other assets	7,296	8,846
Debt issuance costs	40,164	37,798
Total Assets	$7,130,478	$7,146,823

Liabilities and Shareholder’s Equity
Current Liabilities:
Accounts payable	$97,022	$81,641
Accrued liabilities:
Payroll and related expenses	64,564	85,346
Self-insured claims and related expenses	72,880	73,071
Accrued interest payable	26,135	67,011
Other	65,864	70,103
Deferred revenue	546,320	473,242
Liabilities of discontinued operations	952	805
Current portion of long-term debt	51,726	51,838
Total Current Liabilities	925,463	903,057

Long-Term Debt	3,822,749	3,824,032

Other Long-Term Liabilities:
Deferred taxes	1,021,354	1,036,693
Liabilities of discontinued operations	—	2,070
Other long-term obligations, primarily self-insured claims	134,093	133,052
Total Other Long-Term Liabilities	1,155,447	1,171,815

Commitments and Contingencies

Shareholder’s Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,465,971	1,464,293
Retained deficit	(240,192)	(210,162)
Accumulated other comprehensive income (loss)	1,040	(6,212)
Total Shareholder’s Equity	1,226,819	1,247,919
Total Liabilities and Shareholder’s Equity	$7,130,478	$7,146,823

Key Performance Indicators

The table below presents selected operating metrics related to customer counts and customer retention for the three largest profit businesses in the company. These measures are presented on a rolling, twelve-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators as of March 31,
	2012	2011
TruGreen —
Reduction in Full Program Accounts	(8.6)%	(3.6)%
Customer Retention Rate	66.9%	65.9%
Terminix—
Growth in Pest Control Customers	5.7%	4.5%
Pest Control Customer Retention Rate	80.1%	79.9%
Reduction in Termite Customers	(0.7)%	—
Termite Customer Retention Rate	86.0%	85.9%
American Home Shield—
Growth in Home Service Contracts	0.2%	—
Customer Retention Rate(1)	74.5%	72.9%

(1)          During the fourth quarter of 2011, the company changed its calculation methodology of Customer Retention Rate for American Home Shield to be consistent with the calculation methodology for TruGreen and Terminix. The Customer Retention Rate for American Home Shield has been adjusted to reflect the revised calculation methodology for all periods presented.

Disclosure Regarding Non-GAAP Financial Measures

The Company uses Adjusted EBITDA, Comparable Operating Performance and Operating Performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA, Comparable Operating Performance and Operating Performance are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA, Comparable Operating Performance and Operating Performance are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the Company’s cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before: income (loss) from discontinued operations; provision (benefit) for income taxes; other expense; gain (loss) on extinguishment of debt; interest expense; interest and net investment income; and depreciation and amortization expense; as well as adding back interest and net investment income; residual value guarantee charge and non-cash trade name impairment. “Comparable Operating Performance” is calculated by adding back to Adjusted EBITDA an amount equal to the non-cash stock-based compensation expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger (1). “Operating Performance” is calculated by adding back to Comparable Operating Performance restructuring charges and management and consulting fees paid to Clayton, Dubilier & Rice, LLC (“CD&R”), Citigroup Private Equity LP (“Citigroup”), BAS Capital Funding Corporation (“BAS”) and JPMorgan Chase Funding Inc. (“JPMorgan”). On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that own shares of common stock of Holdings to StepStone Group LLC (“StepStone”) and its proprietary interests in such investment funds to Lexington Partners Advisors LP. Citigroup also assigned its obligations and rights under its consulting agreement to StepStone, and beginning in the fourth quarter of 2010, the consulting fee otherwise payable to Citigroup became payable to StepStone. As of December 22, 2011, ServiceMaster Global Holdings, Inc. (“Holdings”) purchased from BAS 7.5 million shares of capital stock of Holdings, and, effective January 1, 2012, the annual management fee payable to BAS was reduced to $0.25 million. Affiliates of BAS continued to hold 10 million shares of Holdings until March 30, 2012 when an affiliate of BAS sold 7.5 million shares to Ridgemont Partners Secondary Fund I L.P. (“Ridgemont” and, together with CD&R, StepStone, JPMorgan, Citigroup Capital Partners II Employee Master Fund, L.P., an affiliate of Citigroup, and BACSVM-A, L.P., an affiliate of BAS, the “Equity Sponsors”).

The Company believes Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, the Company excludes residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term.  The Company uses Comparable Operating Performance as a supplemental measure to assess the Company’s performance because it excludes non-cash stock-based compensation expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger. The Company uses Operating Performance as a supplemental measure to assess the Company’s performance because it excludes restructuring charges and management and consulting fees paid to the Equity Sponsors. The Company presents Comparable Operating Performance and Operating Performance because it believes that they are useful for investors, analysts and other interested parties in their analysis of the Company’s operating results.

Charges relating to stock-based compensation expense and the impact of purchase accounting are non-cash and the exclusion of the impact of these items from Comparable Operating Performance and Operating Performance allows investors to understand the current period results of operations of the business on a comparable basis with previous periods and, secondarily, gives the investors added insight into cash earnings available to service the Company’s debt. We believe this to be of particular importance to the Company’s public investors, which are debt holders. The Company also believes that the exclusion of purchase accounting and non-cash stock-based compensation expense may provide an additional means for comparing the Company’s performance to the performance of other companies by eliminating the impact of differently structured equity-based, long-term incentive plans (although care must be taken in making any such comparison, as there may be inconsistencies among companies in the manner of computing similarly titled financial measures).

Adjusted EBITDA, Comparable Operating Performance and Operating Performance are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA, Comparable Operating Performance and Operating Performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•      Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•      Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•      Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect the Company’s tax expense or the cash requirements to pay the Company’s taxes;

•      Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•      Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect any cash requirements for such replacements;

•      Other companies in the Company’s industries may calculate Adjusted EBITDA, Comparable Operating Performance and Operating Performance differently, limiting their usefulness as comparative measures; and

•      Comparable Operating Performance and Operating Performance do not include purchase accounting and non-cash stock based compensation expense; the latter of which may cause the overall compensation cost of the business to be understated.

(1)          On July 24, 2007, ServiceMaster was acquired pursuant to a merger transaction (the “Merger”) whereby ServiceMaster was merged with and into an indirect wholly owned subsidiary of Holdings.

The following table presents reconciliations of preliminary, unaudited operating (loss) income to Adjusted EBITDA, Comparable Operating Performance and Operating Performance for the periods presented.

(in thousands)	TruGreen	Terminix	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Three Months Ended March 31, 2012
Operating (loss) income(1)	$(14,322)	$69,070	$27,828	$12,276	$(40,100)	$54,752
Depreciation and amortization expense	10,615	19,253	1,977	1,250	2,746	35,841
EBITDA	(3,707)	88,323	29,805	13,526	(37,354)	90,593
Interest and net investment income(2)	—	—	1,346	—	1,296	2,642
Adjusted EBITDA	(3,707)	88,323	31,151	13,526	(36,058)	93,235
Non-cash stock-based compensation expense	—	—	—	—	1,678	1,678
Non-cash credits attributable to purchase accounting(3)	(6)	(4)	—	—	—	(10)
Comparable Operating Performance	(3,713)	88,319	31,151	13,526	(34,380)	94,903
Restructuring charges(4)	671	2,120	—	—	1,199	3,990
Management and consulting fees(5)	—	—	—	—	1,813	1,813
Operating Performance	$(3,042)	$90,439	$31,151	$13,526	$(31,368)	$100,706
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(331)	$(331)

Three Months Ended March 31, 2011
Operating (loss) income(1)	$(19,760)	$51,381	$13,157	$12,733	$(33,666)	$23,845
Depreciation and amortization expense	9,381	18,671	10,514	1,398	3,199	43,163
EBITDA	(10,379)	70,052	23,671	14,131	(30,467)	67,008
Interest and net investment income(2)	—	—	1,440	—	753	2,193
Adjusted EBITDA	(10,379)	70,052	25,111	14,131	(29,714)	69,201
Non-cash stock-based compensation expense	—	—	—	—	2,385	2,385
Non-cash credits attributable to purchase accounting(3)	(10)	(15)	—	—	—	(25)
Comparable Operating Performance	(10,389)	70,037	25,111	14,131	(27,329)	71,561
Restructuring (credits) charges(4)	(3)	2,540	—	20	32	2,589
Management and consulting fees(5)	—	—	—	—	1,875	1,875
Operating Performance	$(10,392)	$72,577	$25,111	$14,151	$(25,422)	$76,025
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$2,547	$2,547

(1)           Presented below is a reconciliation of total segment operating income to net loss.

	Three months ended March 31,
(In thousands)	2012	2011
Total Segment Operating Income	$54,752	$23,845
Non-operating Expense (Income):
Interest expense	64,814	68,515
Interest and net investment income	(2,642)	(2,193)
Loss on extinguishment of debt	39,193	—
Other expense	174	175
Loss from Continuing Operations before Income Taxes	(46,787)	(42,652)
Benefit for income taxes	(17,681)	(17,357)
Loss from Continuing Operations	(29,106)	(25,295)
Loss from discontinued operations, net of income taxes	(924)	(21,101)
Net Loss	$(30,030)	$(46,396)

(2)           Interest and net investment income is primarily comprised of investment income and realized gain (loss) on our American Home Shield segment investment portfolio. Cash, short- and long-term marketable securities associated with regulatory requirements in connection with American Home Shield and for other purposes totaled $249.4 million as of March 31, 2012. American Home Shield interest and net investment income was $1.3 million and $1.4 million for the first quarter of 2012 and 2011, respectively. The balance of interest and net investment income primarily relates to: (i) investment income from our employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within loss from continuing operations before income taxes); and (ii) interest income on other cash balances.

(3)          The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.

(4)           Represents restructuring charges related to a reorganization of field leadership and a restructuring of branch operations at TruGreen, a branch optimization project at Terminix, an initiative to enhance capabilities and reduce costs in our centers of excellence at Other Operations and Headquarters and other restructuring costs.

(5)           Represents management and consulting fees payable to certain related parties.

(6)           The table included below presents reconciliations of operating loss, the most directly comparable financial measure under GAAP, to Adjusted EBITDA, Comparable Operating Performance and Operating Performance for the periods presented.

	Three months ended March 31,
(In thousands)	2012	2011
Operating loss(1)	$(331)	$(34,260)
Interest expense	—	12
Depreciation and amortization expense	—	2,809
EBITDA(1)	(331)	(31,439)
Non-cash trade name impairment(1)	—	34,185
Adjusted EBITDA	(331)	2,746
Non-cash credits attributable to purchase accounting	—	(154)
Comparable Operating Performance	(331)	2,592
Restructuring credits	—	(45)
Operating Performance	$(331)	2,547

(1)           During the first quarter of 2011, a pre-tax non-cash impairment charge of $34.2 million ($21.0 million, net of tax) was recorded to reduce the carrying value of TruGreen LandCare’s assets to their estimated fair value less cost to sell in accordance with applicable accounting standards.